Exhibit 10.1

ZAI LAB LIMITED
2024 EQUITY INCENTIVE PLAN
1.PURPOSE
The Plan provides for the grant of Awards consisting of, or based on, Shares. The purposes of the Plan are to attract, retain, and reward key Employees and Directors of the Company and its Affiliates, to incentivize them to generate shareholder value, to enable them to participate in the growth of the Company, and to align their interests with the interests of the Company’s shareholders. The Plan replaces the 2022 Plan for Awards granted after the Effective Date. The 2022 Plan shall continue to govern awards granted prior to the Effective Date. The Company may issue new shares or use treasury shares, to the extent permitted under the HK Listing Rules, to satisfy grants made under the Plan.
2.DEFINED TERMS
For purposes of the Plan, the capitalized terms have the meanings and are subject to the provisions set forth below:
(a) “2022 Plan”: The Zai Lab Limited 2022 Equity Incentive Plan.
(b) “Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.
(c) “Administrator”: The Compensation Committee has been designated by the Board to administer the Plan, provided that the Board may, in its sole discretion, elect to administer all or certain parts of the Plan. The Compensation Committee shall consist of at least three members of the Board, each of whom is intended to satisfy the applicable independence requirements and qualify as (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” under the applicable listing standards of Nasdaq and the HK Listing Rules. The Compensation Committee (or the Board, with respect to such matters over which it retains authority under the Plan or otherwise) may delegate to subcommittees or to members of the Board or officers of the Company such of its duties, powers, and responsibilities as may be permitted by applicable laws, regulations, and listing requirements; provided, however, that the Compensation Committee may not delegate its power and authority to an officer or member of the Board with regard to the selection for participation in this Plan of an officer, director, or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing, or amount of any award to such an officer, director, or other person. The term “Administrator” will include the Board, the Compensation Committee, and person(s) delegated authority under the Plan, as applicable.
(d) “ADS”: An American Depositary Share of the Company, each representing ten Ordinary Shares.
(e) “Affiliate”: Each of the following: (i) any Subsidiary; and (ii) the holding companies, fellow subsidiaries, or associated companies of the Company.
(f) “Associate”: Has the meaning ascribed to it in the HK Listing Rules.

(g) “Award”: Any or a combination of the following: (i) Share Options; (ii) SARs; (iii) Restricted Shares; (iv) Unrestricted Shares; (v) Share Units, including Restricted Share Units; (vi) Performance Awards; and (vii) other types of awards that are convertible into or otherwise based on Shares.
(h) “Award Agreement”: The written or electronic agreement evidencing an Award hereunder between the Company and the Participant.
(i) “Board”: The Board of Directors of the Company.
(j) “Cause”: In the case of any Participant who is party to an employment or severance-benefit agreement with the Company or any of its Affiliates that contains a definition of “Cause” and which is in effect as of the date of grant of the applicable Award or if defined in an Award Agreement, the definition set forth in such agreement applies with respect to such Participant. In every other case, “Cause” means (i) a substantial failure of the Participant to perform the Participant’s duties and responsibilities to the Company or any of its Affiliates or substantial negligence in the performance of such duties and responsibilities; (ii) the commission by the Participant of a felony (or similar crime) or a crime involving moral turpitude; (iii) the commission by the Participant of theft, fraud, embezzlement, material breach of trust, or any material act of dishonesty involving the Company or any of its Affiliates; (iv) a significant violation by the Participant of the Code of Business Conduct and Ethics of the Company or the code of conduct of any of its Affiliates, of any applicable material policy of the Company or any of its Affiliates, or of any statutory or common law duty of loyalty to the Company or any of its Affiliates; (v) material breach of any of the terms of the Plan or any Award made under the Plan or of the terms of any other material agreement between the Company or any of its Affiliates and the Participant; or (vi) other conduct by the Participant that could be expected to be materially harmful to the business, interests, or reputation of the Company or any of its Affiliates.
(k) “Close Associate”: Has the meaning ascribed to it in the HK Listing Rules.
(l) “Code”: The U.S. Internal Revenue Code of 1986, as amended and in effect, or any successor statute as in effect.
(m) “Compensation Committee”: The Compensation Committee of the Board.
(n) “Company”: Zai Lab Limited, an exempted company with limited liability under the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands.
(o) “Connected Persons”: Has the meaning ascribed to it in the HK Listing Rules.
(p) “Core Connected Persons”: Has the meaning ascribed to it in the HK Listing Rules.
(q) “Covered Transaction”: Any of the following: (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of Shares, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then-outstanding Shares by a single person or entity or by a group of persons and/or entities acting in concert; (ii) a sale or transfer of all or substantially all of the Company’s assets; (iii) a dissolution or liquidation of the Company; or (iv) a change in the composition of the Board where, during any twenty-four (24)-month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.
(r) “Director”: A member of the Board, including Non-Employee Director(s).
(s) “Effective Date”: The date the Plan was approved by the Company’s shareholders.
(t) “Employee”: Any person who is employed by the Company or any of its Affiliates.
(u) “Employment”: A Participant’s employment or other service relationship with the Company or any of its Affiliates. Employment will be deemed to continue, unless the Administrator otherwise determines at the time of grant of an Award or thereafter, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its Affiliates. If a Participant’s employment or other service relationship is with any Affiliate of the Company and that entity ceases to be an Affiliate of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate of the Company unless the Participant transfers Employment to the Company or any of its remaining Affiliates. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement, or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.
(v) “Exchange Act”: The U.S. Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
(w) “Fair Market Value”: Unless otherwise required by applicable laws, regulations, and listing requirements, Fair Market Value shall be determined in accordance with the following rules:
(i) if the ADSs are listed or admitted to trading on Nasdaq, then the Fair Market Value shall be based on the per-share closing price of the ADSs on Nasdaq on such date or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported;
(ii) if the ADSs are not listed or admitted to trading on Nasdaq but they are listed or admitted to trading on another U.S. stock exchange, then the Fair Market Value shall be based on the per-share closing price of the ADSs on such stock exchange on such date or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported;
(iii) if the ADSs are not listed or admitted to trading on Nasdaq or another U.S. stock exchange but the Shares are listed or admitted to trading on the HK Stock Exchange, then the Fair Market Value shall be based on the per-share closing price of the Shares on the HK Stock Exchange on such date or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported;

(iv) if the Shares or ADSs are not listed or admitted to trading on any stock exchange but are traded on an over-the-counter market, then the Fair Market Value shall be based on the per-share closing price of the Shares or ADSs on such over-the-counter market on such date or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported; or
(v) if the Shares or ADSs are not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the Fair Market Value shall be as determined by the Compensation Committee in good faith, subject to Section 409A.
Notwithstanding the foregoing, the Company may in its discretion use the per-share closing price of a Share or ADS on the day preceding the date as of which such value is being determined to the extent the Company determines such method is more practical for administrative purposes, such as for purposes of tax withholding.
(x) “HK Listing Rules”: The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.
(y) “HK Stock Exchange”: The Stock Exchange of Hong Kong Limited.
(z) “ISO”: A Share Option that is expressly designated as an ISO on the date of grant and qualifies as an “incentive stock option” within the meaning of Section 422.
(aa) “Non-Employee Director”: A member of the Board who is not an Employee.
(bb) “NSO”: A Share Option that is not intended to be, or does not qualify as, an ISO within the meaning of Section 422.
(cc) “Ordinary Share”: One ordinary share of the Company, par value $0.000006 per share.
(dd) “Participant”: A person who is granted an Award under the Plan or, to the extent applicable, their permitted transferee.
(ee) “Performance Award”: An Award subject to Performance Measure(s).
(ff) “Performance Measure(s)”: Any corporate performance measures to which an Award is subject. Corporate performance measures may be company-wide or related to a specific subsidiary, division, function, operating unit, line of business, project, or geographic area. Such performance measures may include: cash flow; revenue; earnings; earnings per share; return on assets; return on equity; return on investment; Share or ADS price; total shareholder return; market value added or economic value added; customer satisfaction metrics; and any other performance-related goals as the Administrator determines. The Administrator may amend or adjust the Performance Measure(s), in its sole discretion. Performance Measures shall be subject to such other rules and conditions as the Administrator may establish.
(gg) “Plan”: This Zai Lab Limited 2024 Equity Incentive Plan, as may be amended and in effect.
(hh) “Restricted Share”: A Share subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified service or performance-based vesting conditions are not satisfied.

(ii) “Restricted Share Unit”: A Share Unit that is subject to the satisfaction of specified service or performance-based vesting conditions.
(jj) “SAR”: A right entitling the holder upon exercise to receive an amount (payable in Shares or, if specified in the Award Agreement, in cash of equivalent value) equal to the excess of the Fair Market Value of the Shares subject to the right over the base value from which appreciation under the SAR is to be measured.
(kk) “Section 409A”: Section 409A of the Code and the regulations thereunder.
(ll) “Section 422”: Section 422 of the Code and the regulations thereunder.
(mm) “Securities Act”: The U.S. Securities Act of 1933, as amended, and the regulations promulgated thereunder.
(nn) “Share”: An Ordinary Share or, for so long as there are ADSs available, the number of ADSs equal to an Ordinary Share. If the ratio of ADSs to Ordinary Shares is changed following the Effective Date, then (i) all adjustments made pursuant to Section 7; and (ii) all Awards designated as Awards over Ordinary Shares will automatically be adjusted to reflect the ratio of the ADSs to Ordinary Shares, as reasonably determined by the Administrator.
(oo) “Share Option”: An option entitling the holder to acquire Shares upon payment of the exercise price.
(pp) “Share Unit”: An unfunded and unsecured promise, denominated in Shares, to deliver Shares or, if specified in the Award Agreement, cash measured by the value of Shares in the future.
(qq) “Subsidiary”: Any subsidiary corporation of the Company (i) within the meaning of Section 424(f) of the Code and the regulations thereunder; and (ii) within the meaning of the HK Listing Rules.
(rr) “Substantial Shareholder”: Has the meaning ascribed to it in the HK Listing Rules.
(ss) “Substitute Awards”: Awards issued under the Plan in substitution for equity awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or SAR.
(tt) “treasury shares”: Has the meaning ascribed to it in the HK Listing Rules.
(uu) “Unrestricted Share”: A Share not subject to any restrictions under the terms of the Award.
3.ADMINISTRATION
The Administrator has discretionary authority, subject to the express provisions of the Plan, to interpret the Plan; determine eligibility for Awards; determine the terms and conditions (including amount, form, and timing) of Awards granted under the Plan; determine whether any performance or vesting conditions have been satisfied; modify or waive the terms and conditions of any Award, including any performance or vesting conditions; prescribe forms, rules, and procedures relating to the Plan and Awards under the Plan; and otherwise do all things necessary or desirable to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan are conclusive and bind all persons.
The Administrator shall not be liable for any act, omission, interpretation, construction, or determination made in connection with this Plan in good faith. The Administrator shall be entitled to indemnification and reimbursement by the Company with respect to any claim, loss, damage, or expense (including attorneys’ fees) arising therefrom to the full extent permitted by applicable laws and the Company’s Memorandum and Articles of Association and as permitted under any applicable directors’ and officers’ liability insurance.
4.LIMITS ON AWARDS UNDER THE PLAN
(a) Number of Shares. Subject to adjustment as provided in Section 7(b), the maximum number of Shares that may be delivered in satisfaction of Awards under the Plan is 99,208,743 Shares (which, for the avoidance of doubt, may be issued in the form of Ordinary Shares or ADSs representing Ordinary Shares) (the “Scheme Mandate Limit”); provided that the number of Shares which may be issued upon exercise or vesting of all Awards to be granted under this Plan and any other schemes or plans of the Company shall not in aggregate exceed ten percent (10%) of the issued share capital of the Company (excluding treasury shares) as of the Effective Date and the Scheme Mandate Limit shall automatically be reduced to an amount, together with any other schemes or plans of the Company, equal to ten percent (10%) of the issued share capital of the Company (excluding treasury shares) as of the Effective Date. The Company may seek approval of its shareholders in a general meeting to refresh the ten percent (10%) limit set forth above, after three (3) years from the date of such approval for the last refreshment (or the Effective Date). Additional refreshment within any three (3)-year period must be approved by independent shareholders of the Company in a manner compliant with Chapter 17 of the HK Listing Rules, as applicable. The total number of Shares which may be issued upon exercise or vesting of all Awards to be granted under the Plan and any other schemes or plans of the Company under the limit as refreshed shall not exceed ten percent (10%) of the total number of Shares in issue (excluding treasury shares) as at the date of the shareholder approval to refresh such limit. A circular must also be sent to shareholders containing such information as required under the HK Listing Rules.
Notwithstanding the foregoing, the Company may seek separate approvals from the shareholders for granting Awards beyond the limit of ten percent (10%) provided for in this Section 4(a) in a manner as permitted under the HK Listing Rules.
Up to the total number of Shares set forth in the preceding sentence may be delivered in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. The awards lapsed in accordance with the terms of the Plan and the underlying award agreements will not be regarded as utilized for the purpose of calculating the Scheme Mandate Limit. To the extent any Shares covered by an Award are not delivered to a Participant because the Award is settled in cash, such Shares shall not be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. For the avoidance of doubt, the following shares shall not be available again for purposes of the Scheme Mandate Limit: (i) any Shares that were subject to a Share Option and were not issued or delivered upon the net settlement or net exercise of such Share Option and (ii) any Shares withheld by the Company in payment of the exercise price or purchase price of an Award or in satisfaction of tax withholding requirements with respect to an Award.

(b) Substitute Awards. The Administrator may grant Substitute Awards under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all.
(c) Type of Shares. Subject to applicable laws, regulations, and listing requirements, Shares delivered by the Company under the Plan in connection with, or in satisfaction of, an Award may be authorized but unissued Ordinary Shares, previously issued Ordinary Shares acquired by the Company, or ADSs, as determined in the discretion of the Administrator. No fractional Shares or ADSs will be delivered under the Plan.
(d) Individual Limits.
(i) Notwithstanding the foregoing limits, the maximum grant date fair value of Awards granted and cash compensation awarded to any Non-Employee Director in any calendar year calculated in accordance with the Accounting Rules may not exceed (1) in the case of a newly appointed Non-Employee Director, one million dollars ($1,000,000) in the first year of his or her appointment, or (2) for all other Non-Employee Directors, seven hundred and fifty thousand dollars ($750,000), in each case subject to Section 4(d)(ii), Section 4(f), and any applicable laws, regulations, and listing requirements. The limitations in this Section 4(d)(i) will not apply to any Award or Shares granted pursuant to an election to receive an Award or Shares in lieu of cash retainers or other fees (to the extent such Award or Shares have a fair value equal to the value of such cash retainers or other fees); provided further that this limit shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or an Affiliate or compensation received by a Director in his or her capacity as an executive officer or employee of the Company.
(ii) Notwithstanding anything to the contrary in this Plan, the total number of Shares issued and to be issued upon the vesting or exercise of Awards granted and to be granted under this Plan and any other plan of the Company to any person within any twelve (12)-month period (excluding any Awards that have been lapsed in accordance with the terms of the Plan or such other plan) shall not exceed one percent (1%) of the Shares in issue (excluding treasury shares) at the date of any grant, provided that Share Options may be issued in excess of such limit if separately approved by the shareholders of the Company in a manner in compliance with Chapter 17 of the HK Listing Rules.
(e) Timing on Grant of Awards. No Awards shall be granted in the periods prohibited under applicable laws, regulations, and listing requirements.
(f) Grant of Awards to Director, Chief Executive Officer, or Substantial Shareholder. Where an Award is to be granted to a Director, Chief Executive Officer, or Substantial Shareholder or any of their Associates or any other Connected Persons, the grant shall be subject to approval requirements under applicable laws, regulations, and listing requirements.
Any grant of Awards to a Director, Chief Executive, or Substantial Shareholder, or any of their respective associates, under the Plan must be approved by the independent non-executive directors of the Company (excluding any independent non-executive director who is the grantee of the Award).
In the event any grant of share awards (excluding grant of options) to a Director (other than an independent non-executive Director) or Chief Executive, or any of their respective associates, would result in the Shares issued and to be issued in respect of all share awards granted (excluding any share awards lapsed in accordance with the terms of the Plan) to such person in the 12-month period up to and including the date of such grant, representing in aggregate over 0.1% of the relevant class of Shares in issue (excluding treasury shares), such further grant of share awards must be approved by Shareholders in a general meeting in the manner set out in Rule 17.04(4) of the HK Listing Rules.
In the event any grant of Awards to an independent non-executive Director or a Substantial Shareholder, or any of their respective associates, would result in the Shares issued and to be issued in respect of all Awards granted (excluding any Awards lapsed in accordance with the terms of the Plan) to such person in the 12-month period up to and including the date of such grant, representing in aggregate over 0.1% of the relevant class of Shares in issue (excluding treasury shares), such further grant of Awards must be approved by the Shareholders in a general meeting in the manner set out in Rule 17.04(4) of the HK Listing Rules.
5.ELIGIBILITY AND PARTICIPATION
The Administrator shall select Participants from among Employees and Directors of the Company and its Affiliates. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Share Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.
6.RULES APPLICABLE TO AWARDS
(a) All Awards.
(i) Award Provisions. The Administrator shall determine the terms of all Awards (including, but not limited to, the amount, if any, payable on acceptance of a Share Option), subject to the limitations provided herein. Except as required by applicable laws, regulations, and listing requirements, a Participant is not required to pay any amount to apply for or accept an Award. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan. Grants of Awards shall be made based on the basis of the Participant’s contributions to the development and growth of the Company, as determined by the Administrator. Notwithstanding any provision of the Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator, in order to replicate the terms of the awards for which the Substitute Awards are granted.
(ii) Term of Plan. The term of this Plan will expire ten (10) years from the Effective Date; provided, however, that no ISO shall be granted after the tenth anniversary of the date on which the Plan was approved by the Board. After the term, no Awards may be made under this Plan, but previously granted Awards may continue beyond that date in accordance with the terms of the Awards and this Plan.
(iii) Transferability. Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution, or, if provided by the Administrator, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder), in each case, to the extent permitted by applicable laws, regulations, and listing requirements. To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this Section 6(a)(iii), if provided by the Administrator and subject to approval, waiver, confirmation, or otherwise (as applicable) from the HK Stock Exchange, Awards may be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Administrator may establish. In no event shall an ISO be transferable to the extent that such transferability would violate the requirements applicable to such ISO under Section 422. The Company will seek a waiver from the HK Stock Exchange before granting any Award which is transferable.
(iv) Vesting. The Administrator shall determine the time(s) at which an Award vests or becomes exercisable and the terms (including any Performance Measures to be satisfied) on which an Award remains exercisable. When determining the vesting period of each Award, the Administrator shall consider the purposes of the Plan, including, but not limited to, attracting, motivating, and retaining Employees, providing market competitive compensation, and better aligning the interests of Award recipients with our shareholders. Notwithstanding the foregoing or any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards granted to Employee Participants shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards granted in connection with awards that are assumed, converted, or substituted pursuant to a merger, acquisition, or similar transaction entered into by the Company or any of its Affiliates, (ii) Awards to Directors that vest on earlier of the one-year anniversary of the date of grant and the next annual meeting of shareholders which is at least fifty (50) weeks after the immediately preceding year’s annual meeting, and (iii) any additional Awards the Administrator may grant, up to a maximum of five percent (5%) of the available Shares under this Plan pursuant to Section 4(a) (subject to adjustment under Section 7(b)) in respect of (A) sign-on or make-whole grants to new Participants, (B) grants of Awards with performance-based vesting conditions, (C) grants of Awards that are made in batches for administrative or compliance reasons, (D) grants of Awards that vest evenly over a period of twelve (12) months or more, (E) grants of Awards with a total vesting and holding period of more than twelve (12) months, and (F) Shares subject to a minimum holding period of twelve (12) months which are delivered to a Participant under the Participant’s compensation arrangements with the Company, including shares of stock delivered to a Director in respect of such Director’s annual or new member equity grant; and, provided, further, that the foregoing restriction does not apply to the Administrator’s discretion to provide for accelerated exercisability or vesting of any award in cases of retirement, separation, retention arrangements, death, disability, or a Covered Transaction, in the terms of the Award Agreement or otherwise. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, including causing any Performance Measures applicable to any Performance Award to be deemed to be satisfied at the target, maximum, or any other level, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration.
(v) Recovery of Compensation. The Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable) and the proceeds from the exercise or disposition of any Award or Shares acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted violates (A) a non-competition, non-solicitation, confidentiality, or other restrictive covenant by which he or she is bound or (B) any Company or Affiliate policy applicable to the Participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes Awards under the Plan. In addition, the Administrator shall require forfeiture and disgorgement to the Company of any outstanding Award and the proceeds from the exercise or disposition of any Award or Shares acquired under any Award, with interest and other related earnings, to the extent required by applicable laws, regulations, and listing requirements, including, without limitation, Section 10D of the Exchange Act, and any applicable Company policy. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement required hereunder. Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6(a)(v).
(vi) Taxes. The delivery, vesting, and retention of Shares, cash, or other property under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award under applicable laws and regulations. The Administrator shall prescribe such rules for the withholding of taxes with respect to any Award as it deems necessary. Subject to applicable laws, regulations, and listing requirements, the Administrator, in its discretion, and subject to such requirements as the Administrator may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through (i) cash payment by the Participant, (ii) net settlement by authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of settlement, equal to the amount necessary to satisfy such withholding obligation, (iii) the Participant irrevocably authorizing a third party to sell Shares (or a sufficient portion of the Shares) acquired upon settlement of the Award and remit to the Company a sufficient portion of the sale proceeds to pay the tax withholding resulting from such settlement, or (iv) any other means approved by the Administrator and permitted under applicable law; provided, however, previously-owned Shares that have been held by the Participant or Shares to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable laws and regulations (or, if permitted by the Company, such other rate as shall not cause adverse accounting consequences under the Accounting Rules).
(vii) Dividend Equivalents. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Shares subject to an Award regardless of whether the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, the Administrator shall not provide for the payment of dividends or dividend equivalents with respect to a Share Option or SAR. Any entitlement to dividend equivalents or similar entitlements will be established and administered consistent with an exemption from, or in compliance with, the requirements of Section 409A. Dividends or dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such limits or restrictions as the Administrator may impose; provided, however, that any distribution, dividend, or dividend equivalents with respect to Awards that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying Awards.
(viii) Rights. Nothing in the Plan may be construed as giving any Participant the right to be granted an Award or to continued Employment with the Company or any of its Affiliates, or any rights as a shareholder except as to Shares actually issued under the Plan and until such Participant becomes the record owner of such Shares. Except with respect to a restricted share award, any holder of an Award shall have the rights of a shareholder only as to Shares acquired upon settlement of the Award and not as to the unvested or unexercised portion of the Award. Accordingly, such holder shall not have any voting rights, or rights to participate in any dividends or distributions (including those arising on a liquidation of the Company) declared or recommended or resolved to be paid to the shareholders on the register of members of the Company on a date prior to the name of such holder being registered on such register. Once a Participant becomes a shareholder of record with respect to the Shares subject to the Award, such person shall have all rights as a shareholder of the Company, including, but not limited to, voting rights, the right to receive dividends, and the right to participate in any capital adjustment applicable to all holders of the Shares; provided, however, that any extraordinary distributions with respect to Shares subject to vesting conditions shall be subject to the same restrictions as the Shares with respect to which such distribution was made. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its Affiliates to the Participant.
(ix) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its Affiliates may be settled in Shares (including, without limitation, Unrestricted Shares) under the Plan if the Administrator so determines, in which case the Shares delivered will be treated as awarded under the Plan (and will reduce the number of Shares thereafter available under the Plan in accordance with the rules set forth in Section 4).
(x) Section 409A.
(A) Without limiting the generality of Section 11(b) hereof, to the extent applicable, each Award will contain such terms as the Administrator determines and will be construed and administered such that the Award qualifies for an exemption from, or satisfies, the requirements of Section 409A.
(B) If a Participant is deemed on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service,” such payment will be made or provided on the date that is the earlier of (1) the expiration of the six (6)-month period measured from the date of such “separation from service” and (2) the date of the Participant’s death (such period from the date of termination to the earlier of the dates specified in clauses (1) and (2), the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(x)(B) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award Agreement.

(C) For the purposes of Section 409A, each payment made under the Plan will be treated as a separate payment.
(xi) Jurisdictions. Because Awards may be granted in various jurisdictions, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom applicable in the jurisdiction in which a Participant resides or is employed. Moreover, the Administrator may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the Share limitations contained in Section 4.
(xii) Lapse of Awards. Unless otherwise set forth in the Award Agreement or determined by the Administrator, Awards shall cease to vest upon a termination of the Participant’s Employment with the Company and its Affiliates or the Participant ceasing to be an eligible participant under the Plan. In the event an Option or SAR expires without being exercised during the period prescribed under Section 6(b)(iv) or an Award does not vest, such Award shall lapse automatically. The Company shall owe no liability to any participant for the lapse of any Award under this Section 6(a)(xii).
(b) Share Options and SARs.
(i) Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Share Option or SAR will be deemed to have been exercised until the Administrator receives notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment (including withholding taxes) required under the Award. Any attempt to exercise a Share Option or SAR by any person other than the Participant or his or her permitted transferees) will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.
(ii) Exercise Price. The “Exercise Price” of each Share Option or SAR granted under this Plan shall be established by the Administrator or shall be determined by a method established by the Administrator at the time the Share Option or SAR is granted; provided, however, that the Exercise Price shall not be less than the higher of (i) the per-share closing price of an ADS (or, if applicable, a Share) on Nasdaq on the date of grant (which must be a Nasdaq trading day); and (ii) the average per-share closing price of an ADS (or, if applicable, a Share) on Nasdaq for the five Nasdaq trading days immediately preceding the date of grant (or, if greater, the par value of a Share on such date); provided, however, in the case of an ISO granted to a ten (10)-percent shareholder within the meaning of Section 422, the Exercise Price shall be no less than one hundred and ten percent (110%) of the per-share closing price of an ADS (or, if applicable, a Share) on Nasdaq on the date of grant (which must be a Nasdaq trading day) in addition to (i) and (ii) above, whichever is higher. Notwithstanding the foregoing and subject to approval, waiver, confirmation, or otherwise as required by the HK Stock Exchange, Share Options and SARs granted under the Plan as Substitute Awards under plans and arrangements of the Company or an Affiliate that are assumed in business combinations or similar corporate transactions may provide for exercise prices that are less than the Fair Market Value of a Share at the time of the replacement grants, if the Administrator determines that such exercise price is appropriate to preserve the economic benefit of the award.

(iii) Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price must be by cash or check acceptable to the Administrator or, if so permitted by the Administrator and applicable laws, regulations, and listing requirements, (A) through the delivery of previously acquired unrestricted Shares, or the withholding of unrestricted Shares otherwise deliverable upon exercise, in either case, that have a Fair Market Value equal to the exercise price; (B) through a broker-assisted exercise program acceptable to the Administrator; (C) by other means acceptable to the Administrator; or (D) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired Shares in payment of the exercise price under clause (A) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.
(iv) Maximum Term. The maximum term of Share Options and SARs must not exceed ten (10) years from the date of grant (or five (5) years from the date of grant in the case of an ISO granted to a ten (10)-percent shareholder described in Section 6(b)(ii)). Upon the expiration of the applicable term, the Share Options and SARs shall lapse automatically and not be exercisable thereafter. Notwithstanding the foregoing, at the time of grant, the Administrator may specify a shorter maximum term. Unless the Administrator expressly provides otherwise, the following rules will apply if a Participant’s Employment ceases:
(A) Except as provided in (B) and (C) below, immediately upon the cessation of the Participant’s Employment each unvested Share Option and SAR that is then held by the Participant will cease to be exercisable and will terminate and all other Awards that are then held by the Participant, to the extent not already vested will lapse.
(B) Subject to (C) and (D) below, all vested and unexercised Share Options and SARs held by the Participant immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (1) a period of three (3) months from the effective date of the termination of Employment or (2) the period ending on the latest date on which such Share Option or SAR could have been exercised without regard to this Section 6(b)(iv), and will thereupon immediately terminate.
(C) Subject to (D) below, all vested and unexercised Share Options and SARs held by a Participant immediately prior to the cessation of the Participant’s Employment due to his or her death, to the extent then exercisable, will remain exercisable for the lesser of (1) a period of one (1) year from the date of the Participant’s death or (2) the period ending on the latest date on which such Share Option or SAR could have been exercised without regard to this Section 6(b)(iv), and will thereupon immediately terminate.
(D) All Share Options and SARs (whether or not vested or exercisable) held by a Participant immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause.
(v) Repricing. Except in connection with a corporate transaction or capitalization adjustment involving the Company (which term includes, without limitation, any Share dividend, Share split,

extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Shares) or as otherwise contemplated by Section 7, the Company may not, without obtaining shareholder approval:
(A) amend the terms of outstanding Share Options or SARs to reduce the exercise price or base value of such Share Options or SARs;
(B) cancel outstanding Share Options or SARs in exchange for Share Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Share Options or SARs; or
(C) cancel outstanding Share Options or SARs that have an exercise price or base value greater than the Fair Market Value of a Share on the date of such cancellation in exchange for cash or other consideration.
Notwithstanding the above, adjustment of the exercise or purchase price and/or the number of shares subject to options or awards granted under the Plan may only be adjusted (in accordance with the manner set out in “Effect of certain transactions - Changes in and Distributions with Respect to Shares” below) in the event of a capitalization issue, rights issue, sub-division or consolidation of shares or reduction of capital. Any adjustments required under Rule 17.03(13) of the HK Listing Rules must give a participant the same proportion of the equity capital, rounded to the nearest whole share, as that to which that person was previously entitled, but no such adjustments may be made to the extent that a share would be issued at less than its nominal value (if any). The issuance of securities as consideration in a transaction may not be regarded as a circumstance requiring adjustment, except as otherwise permitted by the HK Listing Rules. In respect of any such adjustments, other than any made on a capitalization issue, an independent financial adviser or the Company’s auditors must confirm to the directors in writing that the adjustments satisfy the requirements set forth in Chapter 17 of the HK Listing Rules.
(vi) Cancellation of Share Options. Subject to Section 6(b)(v), the Administrator may at any time cancel Share Options previously granted to, but not yet exercised by, a Participant to whom the Share Option was granted. Where the Company cancels Share Options and offers Share Options to the same Participant, the offer of such new Share Options may only be made with available Share Options to the extent not yet granted (excluding the cancelled Share Options) within the limit approved by the shareholders of the Company as mentioned in Section 4(a).
7.EFFECT OF CERTAIN TRANSACTIONS
(a) Covered Transactions. Except as otherwise expressly provided in an employment agreement, Award Agreement, or by the Administrator or as required by applicable laws, regulations, and listing requirements, the following provisions will apply in the event of a Covered Transaction:
(i) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for (i) the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor. An Award will be considered continued if, following the Covered Transaction:

(A) The Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Covered Transaction, the consideration (whether stock, cash, or other securities or property) received in the Covered Transaction by holders of Shares for each Share held on the effective date of the Covered Transaction (and if holders were offered a choice of consideration, the type of consideration received by the holders of a majority of the outstanding Shares) and the Award otherwise is continued in accordance with its terms (including vesting criteria, subject to Section 7(a)(i)(B) and Section 7(b)); provided that if the consideration received in the Covered Transaction is not solely common stock of the successor corporation or its parent corporation, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercising a Share Option or SAR or upon the settlement of any other Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its parent corporation equal in fair market value to the per share consideration received by holders of common stock in the Covered Transaction; or
(B) The Award is terminated in exchange for an amount of cash and/or property (without interest), if any, equal to the amount that would have been attained upon the exercise of such Award, vesting of the Award, or realization of the Participant’s rights as of the date of the occurrence of the Covered Transaction, and any such cash or property may be subjected to any escrow applicable to holders of common stock in the Covered Transaction.
(ii) Cash-Out of Awards. Subject to Section 7(a)(v), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the Fair Market Value of one (1) Share times the number of Shares subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of a SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Shares) and other terms, and subject to such conditions, as the Administrator determines; provided, however, for the avoidance of doubt, that if as of the date of the occurrence of the Covered Transaction the Administrator determines that no amount would have been attained upon the exercise of such Award, vesting of the Award, or realization of the Participant’s rights, then such Award may be terminated by the Company without payment.
(iii) Acceleration of Certain Awards. Subject to Section 7(a)(v), the Administrator may provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the delivery of any Shares remaining deliverable under any other outstanding Award (including Restricted Share Units and Performance Awards) will be accelerated, in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the Shares, as the case may be, to participate as a shareholder in the Covered Transaction.
(iv) Termination of Awards upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine, each Award will automatically lapse (and in the case of outstanding Restricted Shares, will automatically be forfeited) immediately upon consummation of the Covered Transaction, other than (A) any Award that is assumed or substituted pursuant to Section 7(a)(i) and (B) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

(v) Additional Limitations. Any Shares and any cash or other property delivered pursuant to Section 7(a)(ii) or Section 7(a)(iii) with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(ii) or an acceleration under Section 7(a)(iii) will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Share that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged, or otherwise paid in respect of such Share in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.
(b) Changes in and Distributions with Respect to Shares. In the event of a capitalization issue, rights issue, subdivision or consolidation of shares, or reduction of capital, the number and class of securities available under the Plan, the terms of each outstanding Share Option and SAR (including the number and class of securities subject to each outstanding Share Option or SAR and the exercise price or base price per share), and the terms of each outstanding Award other than a Share Option or SAR (including the number and class of securities subject thereto) shall be appropriately adjusted by the Administrator, such adjustments to be made in the case of outstanding Share Options and SARs without an increase in the aggregate exercise price or base price and in accordance with Section 409A and Rule 17.03(13) of the HK Listing Rules to the extent applicable. Only where approval, waiver, confirmation, or as otherwise required by the HK Stock Exchange is obtained, in the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or any successor or replacement accounting standard) that causes the per share value of Shares to change, or any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Administrator to prevent dilution or enlargement of rights of participants. In the case of an adjustment pursuant to this Section 7(b), the decision of the Administrator regarding any such adjustment shall be final, binding, and conclusive. References in the Plan to Shares will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.
8.LEGAL CONDITIONS ON DELIVERY OF SHARES
The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove any restriction from Shares previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such Shares have been addressed and resolved; (ii) if the outstanding Shares are at the time of delivery listed on any stock exchange or national market system, the Shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the delivery of Shares under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act or any other applicable laws, regulations, and listing requirements. Any Shares required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of Share certificates. In the event that the Administrator determines that Share certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Shares, and the Company may hold the certificates pending lapse of the applicable restrictions.
9.AMENDMENT AND TERMINATION
The Administrator may at any time amend the Plan or any outstanding Award for any reason permitted by applicable laws, regulations, and listing requirements, and may at any time terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. Any amendments to the Plan or any outstanding Award will be conditioned upon approval from shareholders, the Board, the Compensation Committee, and independent Directors only to the extent, if any, such approval is required by applicable laws, regulations, and listing requirements, as determined by the Administrator. To the extent required under applicable laws, regulations, and listing requirements, amendments to the terms of the Plan and the terms of the Awards granted under the Plan shall be subject to approval by the Company’s shareholders entitled to vote at a meeting of shareholders. The powers and authority of the Board or Administrator of the Plan in relation to the alteration of any terms of the Plan shall not be changed except with prior sanction of a resolution of the Company in general meeting. Any amended terms of the Plan must still comply with the relevant requirements under Chapter 17 of the HK Listing Rules. In the event the Plan is terminated while any Award remains outstanding, the provisions of this Plan shall remain in full force to the extent necessary to give effect to the exercise or vesting of any such Award.
10.OTHER COMPENSATION ARRANGEMENTS
The existence of the Plan or the grant of any Award will not affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.
11.MISCELLANEOUS
(a) Waiver of Jury Trial. To the extent permitted by applicable laws, regulations, and listing requirements, by accepting or being deemed to have accepted an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding, or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings, or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding, or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.
(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its Affiliates, nor the Administrator, nor any person acting on behalf of the Company, any of its Affiliates, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award, in each case, to the extent permitted by applicable laws, regulations, and listing requirements.
12.ESTABLISHMENT OF SUB-PLANS
The Administrator may at any time establish one or more sub-plans under the Plan (for local-law compliance purposes or other administrative reasons determined by the Administrator) by adopting supplements to the Plan containing, in each case, such limitations on the Administrator’s discretion under the Plan, and such additional terms and conditions, as the Administrator deems necessary or desirable, provided, however, that no such supplements shall increase the share limitations contained in Section 4(a). Each supplement so established will be deemed to be part of the Plan but will apply only to Participants within the group to which the supplement applies, as determined by the Administrator. Any sub-plans under the Plan will also comply with the relevant requirements under applicable laws, regulations, and listing requirements.
13.GOVERNING LAW
(a) Certain Requirements of Corporate Law. Awards will be granted and administered consistent with the requirements of applicable laws, regulations, and listing requirements relating to the issuance of Shares and the consideration to be received therefor, in each case as determined by the Administrator.
(b) Other Matters. Except as otherwise provided by the express terms of an Award Agreement, under a sub-plan described in Section 12, or as provided in Section 13(a), the domestic substantive laws of the State of New York govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
(c) Jurisdiction. By accepting an Award, each Participant will be deemed to (i) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the Southern District of New York for the purpose of any suit, action, or other proceeding arising out of or based upon the Plan or any Award; (ii) agree not to commence any suit, action, or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the Southern District of New York; and (iii) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action, or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action, or proceeding is brought in an inconvenient forum, that the venue of the suit, action, or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

Appendix A
For purposes of Section 7(c) of the Plan and subject to the requirements of the HK Listing Rules, the default method of adjustment is as follows:
(1)    In the case of a capitalization issue or rights issue, the Company would calculate the adjusted number of awards and adjusted exercise price by applying the formula prescribed (and as updated from time to time) by the HK Stock Exchange in section A(a) and A(b), respectively, of the “Appendix to Supplementary Guidance on Main Board Listing Rule 17.03(13)” (the “Supplemental Guidance”) to FAQ No. 072-2020 published by the HK Stock Exchange, set out below:
New number of Awards = Existing Awards * F
New Exercise Price = Existing Exercise Price * (1/F)
Where
F = CUM / TEEP
CUM = Closing price as shown in the daily quotation sheet of the HK Stock Exchange on the last day of trading before going ex-entitlement
TEEP (Theoretical ex entitled price) = (CUM + [M * R]) / (1+M)
M = Entitlement per existing Share
R = Subscription price
(2)    In the case of a consolidation, subdivision or reduction of share capital, the Company would calculate the adjusted number of awards and exercise price by applying the formula prescribed (and as updated from time to time) by the HK Stock Exchange in section B of the Supplemental Guidance, set out below:
New number of Awards = Existing Awards * F
New Exercise Price = Existing Exercise Price * (1/F)
Where F = Subdivision or consolidation or reduction factor
Any dispute arising in connection with the adjustment of any awards and other terms shall be referred to the decision of the auditors or the independent financial advisers of the Company and whose decision, in the absence of manifest error, shall be final, conclusive and binding on all persons who may be affected thereby.
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